Exhibit 10.4

Freeport-McMoRan Copper & Gold Inc.

December 5, 2012

Winston M. Talbert

Plains Exploration & Production Company

700 Milam Street, Suite 3100

Houston, Texas 77002

Dear Winston:

Reference is made to the transactions contemplated by that certain Agreement and Plan of Merger by and among Freeport McMoRan Copper & Gold Inc. (“Freeport”), Plains Exploration & Production Company (“Plains”) and IMONC LLC (“Merger Sub”), to be executed concurrently with this letter agreement (the “Merger Agreement”) pursuant to which Plains will merge into Merger Sub and become a direct wholly owned subsidiary of Freeport (the “Merger”). The parties acknowledge that in the event that the Merger is not consummated, this letter agreement will become null and void ab initio and of no further force and effect.

Following the Closing Date (as defined in the Merger Agreement), you will be Executive Vice President of the oil and gas business of Freeport, with such customary duties and responsibilities as may be assigned to you by James C. Flores commensurate with such position and you will report directly to Mr. Flores. During your employment with Freeport you will receive an annual base salary that is no less than $750,000 and you will be eligible for an annual incentive award determined by the Compensation Committee of Freeport. Following the Closing Date, you will be eligible to participate in incentive compensation, savings, welfare benefit and fringe benefit plans and arrangements applicable to similarly situated executives of Freeport, as in effect from time to time.

In consideration for the foregoing and other good and valuable consideration, including the payment of the Merger Consideration (as defined in the Merger Agreement) for your wholly owned shares of Plains common stock as of the Closing Date, you agree to waive your right to resign from your employment with Plains (or any successor entity, including Freeport) and receive payments or benefits under your amended and restated employment agreement with Plains, dated as of November 8, 2006, as amended on November 20, 2007 (the “Employment Agreement”)) or otherwise claim breach of the Employment Agreement (A) for any reason as a result of the Merger pursuant to Section 6(c)(iii) and Section 6(c)(iv) of the Employment Agreement, (B) for any reason because (x) James C. Flores ceases to be the Chief Executive Officer or (y) you are no longer reporting directly to Mr. Flores, in each case pursuant to Section 6(c)(ii) of the Employment Agreement or (C) pursuant to clause (iv) of Section 6(j) of the Employment Agreement due to the principal executive offices of Freeport being outside the greater Houston, Texas metropolitan area or your being located somewhere other than Freeport’s principal executive offices, it being agreed that your principal office shall be located in Houston, Texas, which waivers shall apply to all arrangements and agreements which contain any similar rights or commitments, including, without limitation, any Company Stock Plans (as defined in the Merger Agreement) (and the related award agreements). If, following the Closing Date, (A) your employment is terminated by Freeport other than for Cause or Disability (each as defined in the Employment Agreement), (B) you terminate your employment for Good Reason (within the meaning of Section 6(j) of the Employment Agreement; provided, however, that none of the terms and conditions of your employment arrangement contemplated by, or the waivers set forth in, this letter agreement shall contribute to or constitute Good Reason) or (C) you terminate your employment because you are no longer reporting directly to Mr. Flores, you will be entitled to receive the severance benefits under Section 6(c)(iii) of the Employment Agreement.

Furthermore, the parties agree that the Merger will constitute a Change in Control (as defined in the Company Stock Plans) for purposes of the Company Stock Plans (and related award agreements) and your Employment Agreement and pursuant to such plans and agreements, subject to the occurrence of the Closing Date, the stock-settled equity-based awards set forth on Exhibit A to this letter agreement (the “Vesting Equity Awards”) will immediately vest and for the purposes of the Merger Agreement such Vesting Equity Awards will be “Company Non-Electing RSUs” and will be paid the consideration as described below.

You agree that, notwithstanding anything to the contrary in any Company Stock Plan, award agreement or any other agreement or arrangement, (i) at your election up to 25% of the Vesting Equity Awards will be converted into the right to receive the Cash Consideration (as defined in the Merger Agreement) and (ii) the remainder of the Vesting Equity Awards will be converted into the right to receive Stock Consideration (as defined in the Merger Agreement); provided, however, that the shares of Freeport common stock delivered to you in settlement of the Vesting Equity Awards will be subject to a holding requirement from the Closing Date through the third anniversary of the Closing Date (the “Holding Period”); provided, further, however, that, at your election, the number of shares delivered in settlement of your Vesting Equity Awards will be reduced as necessary in order to satisfy your income and employment tax liabilities with respect to such delivery at an individual Federal income tax withholding rate based on a reasonable estimate of the tax rate applicable to you. Notwithstanding the foregoing, (i) during the Holding Period you will have the right to transfer shares of Freeport common stock for estate or charitable planning purposes to any person who would be a permitted transferee of Freeport equity awards if they were to be registered on Form S-8 promulgated by the Securities and Exchange Commission; provided that the transfer restrictions on such shares will continue to apply to such permitted transferees through the end of the Holding Period and (ii) the Holding Period will immediately terminate upon a “Change of Control” of Freeport as defined in Freeport’s Amended and Restated Executive Employment Agreement with its Executive Vice President and Chief Financial Officer dated as of December 2, 2008 or if your employment with Freeport is terminated (A) by you for Good Reason (as defined in your Employment Agreement taking into account the waivers and other terms and arrangements of this letter agreement), (B) by Freeport without Cause (as defined in the Employment Agreement) or (C) due to your death or disability.

You also agree that, following the execution of the Merger Agreement, you will reasonably cooperate with Freeport and Plains with respect to mitigating potential liability pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, including with respect to the valuation of non-competition arrangements, and the acceleration of bonuses and other awards in calendar year 2012, to the extent such cooperation is not detrimental to you or Plains, taking into account your 280G excise tax gross-up set forth in Section 6(h) of the Employment Agreement (Full Tax Gross-Up of Payments), which shall remain in effect in any event.

You, Plains and Freeport agree that subject to your continued employment by Plains as of the Closing Date, from and after the Closing Date, Freeport will assume the Employment Agreement and the Employment Agreement and all of its terms will continue to be in full force and effect, subject only to your waiver of those provisions you have expressly agreed to waive in this letter agreement and the other terms of this letter agreement.

You acknowledge that you understand that the waivers and other provisions set forth in this letter agreement amend your Employment Agreement and the other plans and agreements under which you have rights and obligations. As such, there will not be strict interpretation against Freeport or Plains in

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connection with any review of or dispute with respect to this letter agreement in which interpretation thereof is an issue. You further acknowledge that: (i) this letter agreement is executed voluntarily and without any duress or undue influence on the part or behalf of Freeport, Plains or any of their respective affiliates; (ii) this entire letter agreement is written in a manner calculated to be understood by you; and (iii) you are fully aware of the legal and binding effect of this letter agreement.

The foregoing represents a legally binding commitment of the parties hereto. The parties may finalize additional documentation in forms to be mutually agreed to reflect the above; provided, however, that if no additional documentation with respect to the matters set forth herein is entered into, this letter agreement shall continue in full force and effect. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Please sign below to indicate your acknowledgment and acceptance of the terms of this letter agreement.

Very truly yours,

By:	/s/ Kathleen L. Quirk
Name:	Kathleen L. Quirk
Title:	Executive Vice President, Chief Financial Officer & Treasurer

[Signature Page to Waiver Letter]

Agreed to and acknowledged

as of the 5th day of December, 2012:

/s/ Winston Talbert
Winston Talbert

Also agreed to and acknowledged as of the 5th day of December, 2012

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chairman of the Board, President and Chief Executive Officer

[Signature Page to Waiver Letter]

EXHIBIT A

OUTSTANDING OR COMMITTED UNVESTED EQUITY-BASED AWARDS

Form of Equity	Number of Shares/Units Outstanding	Grant Date	Regular Vesting Date (no CIC)	Form of Consideration (Company Non-Electing RSUs)
RSU	14,625	2/10/2010	3/31/2014	Parent Common Stock
RSU	14,625	2/10/2010	3/31/2015	Parent Common Stock
RSU	20,250	2/9/2011	3/31/2014	Parent Common Stock
RSU	14,625	2/9/2011	3/31/2015	Parent Common Stock
RSU	14,625	2/9/2011	3/31/2016	Parent Common Stock
RSU	10,125	2/8/2012	3/31/2014	Parent Common Stock
RSU	10,125	2/8/2012	3/31/2015	Parent Common Stock
RSU	7,313	2/8/2012	3/31/2016	Parent Common Stock
RSU	7,312	2/8/2012	3/31/2017	Parent Common Stock
RSU	100,000	11/8/2006	CIC	Parent Common Stock

TOTAL	213,625

A-1